Exhibit 99

Farmers & Merchants Bancorp
Announces Increase in the Year-End Cash Dividend

Farmers & Merchants Bancorp (OTCQX: FMCB) (the Company) announced that the Board of Directors declared a year-end cash dividend of $5.52 million or $6.80 per share of common stock, an increase of 4.5% over the cash dividend declared in November of 2016. The cash dividend will be paid on January 2, 2018, to shareholders of record on December 1, 2017.  Cash dividend payments declared over the past year total $13.55 per share.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bancorp’s record third quarter and year-to-date 2017 financial performance allowed for increasing the cash dividend while still providing a level of capital retention that supports the Company’s expansion plans. This year marks the 83rd consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 53rd consecutive year dividends have been increased.  As a result of the reliability of our cash dividends over many decades, we remain a member of a select group of only 23 publicly traded companies referred to as “Dividend Kings”.  Importantly, the Company’s record performance in the third quarter and year-to-date 2017 continues to build upon record profit years in 2012, 2013, 2014, 2015 and 2016. The Board of Directors and executive management are optimistic about the Company’s outlook for the remainder of 2017 and into 2018.”

Farmers & Merchants Bancorp earned record net income of $8.6 million in the third quarter of 2017 and $24.6 million for the nine months ending September 30, 2017, representing increases of 13.8% and 11.6% over the same periods the prior year. Earnings per share of common stock outstanding for the third quarter were $10.59, up from $9.51 in the third quarter of 2016, and for the nine-month period were $30.39, up from $27.82 the prior year. Return on average assets for the third quarter was 1.13%, and for the nine months was 1.10%, and return on average equity was 11.54% for the third quarter and 11.28% for the nine months. Total assets at quarter-end were $3.1 billion, up 12.62% from the third quarter of 2016. The Company’s credit quality remained strong, as there were no non-performing loans and leases as of September 30, 2017.  In addition, the Company’s allowance for credit losses was $50.7 million, or 2.29% of total loans and leases. The Company’s tier 1 leverage capital ratio was 10.20% at September 30, 2017, and the total capital ratio was 13.19%, resulting in the highest possible regulatory classification of “well capitalized”.

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 27 convenient locations. In 2013, the Bank began an expansion into the Bay Area with new full service branches in Walnut Creek and Concord.  The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products.  Recently, the FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation. For more information about Farmers & Merchants Bancorp and F&M Bank visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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